Exhibit 10.10
Lease Agreement (Building 90)
by and between
Agilent Technologies, Inc.,
a Delaware corporation (“Landlord”)
and
Avago Technologies U.S. Inc.
a Delaware corporation (“Tenant”)

LEASE SUMMARY

Lease Date:	12/1/05

Landlord:	Agilent Technologies, Inc., a Delaware corporation

Tenant:	Avago Technologies U.S. Inc., a Delaware corporation

Contact (Landlord):	MacMunnis, Inc Attn Agilent Technologies Inc. 1840 Oak Street Ste #300 Evanston, IL 60201

Contact (Tenant):

Premises:	Those certain premises deemed to contain approximately (a) 42,861 rentable square feet of space in the basement, (b) 64,497 rentable square feet of space on the first floor and (c) 76,059 rentable square feet of space on the second floor, consisting of a portion of the building commonly known as Building 90 and located at 350/370 W. Trimble Road, San Jose, California, as more particularly described on Exhibit A.

Project:	That certain real estate project of which the Premises are a part, as more particularly described on Exhibit A.

Lease Term (Section 1.13):	The period of time commencing on the Commencement Date (as defined in the Lease) and ending at midnight on the Expiration Date (as defined in the Lease), unless sooner terminated as provided in the Lease.

Monthly Base Rent:	The monthly base rent payable by Tenant pursuant to Section 3.1 of the Lease.

Permitted Use:	General office use, and for development, design and distribution of semi-conductor products and materials, in accordance with applicable Laws and Private Restrictions; and no other use.

Tenant’s Share:	40.48% for the Project

Address for Notices:	To Landlord
(Section 16.8)	Agilent Technologies, Inc
10 North Martingale Rd., Suite 550,
Schaumberg, Illinois

Attn: Real Estate Department
To Tenant
At the Premises
Attn:

     The provisions of the Lease identified above in parentheses are those provisions making reference to the above-described Lease terms. In the event of any conflict between this Lease Summary and the Lease, the Lease shall control.

LANDLORD:	TENANT:

AGILENT TECHNOLOGIES, INC., a	AVAGO TECHNOLOGIES U.S. INC., a
Delaware corporation	Delaware corporation

By:	By:
Printed	Printed
Name:	Name:

Title:	Title:

EXHIBITS
Exhibit A — Description of Premises and Project
Exhibit B — Hazardous Substances Questionnaire
Exhibit C — Rules and Regulations
Exhibit D — Services Provided by Tenant

i

LEASE AGREEMENT
          THIS LEASE AGREEMENT, dated December 1, 2005, for reference purposes only, is made by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation (“Landlord”), and AVAGO TECHNOLOGIES U.S. INC., a Delaware corporation (“Tenant”).
1.	DEFINITIONS: Any term that is given a special meaning by this Article 1 or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto.

1.1	Additional Rent: “Additional Rent” is defined in Section 3.2.

1.2	Agreed Interest Rate: “Agreed Interest Rate” means that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) two percent (2%) plus the “prime rate” reported in the Wall Street Journal as published closest prior to the date when due, or (ii) the maximum interest rate permitted by law.

1.3	Asbestos: “Asbestos” is defined in Section 15.1.1.

1.4	Asbestos-Containing Construction Materials: “Asbestos-Containing Construction Materials” is defined in Section 15.1.2.

1.5	Asbestos-Containing Materials: “Asbestos-Containing Materials” is defined in Section 15.1.3.

1.6	Building 91 Lease: “Building 91 Lease” means that certain Lease Agreement of even date herewith by and between Landlord and Tenant for certain premises located within the building commonly known as Building 91 located within the Project.

1.7	Commencement Date: “Commencement Date” means the date on which the “Closing” as defined in that certain Asset Purchase Agreement dated as of August 14, 2005 between Agilent Technologies, Inc. and Argos Acquisition PTE. Ltd. shall have occurred. The parties shall confirm the Commencement Date in writing and such confirmation shall be evidence of the Commencement Date without the necessity of reference to any other agreement.

1.8	Common Area: “Common Area” means all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or Landlord or any other tenant or other occupant of the Project, including, without limitation, the parking areas, access and perimeter roads, pedestrian sidewalks, trash enclosures, and the cafeteria, as more particularly described on Exhibit A.

1.9	Contractor: “Contractor” shall have the meaning set forth in the SLA.

1.10	[omitted]

1.11	Effective Date: “Effective Date” means the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto has executed this Lease, as such dates are reflected on the signature pages hereto.

1.12	Environmental Condition: “Environmental Condition” is defined in Section 15.1.4.

1.13	Environmental Damages: “Environmental Damages” is defined in Section 15.1.5.

1.14	Environmental Laws: “Environmental Laws” is defined in Section 15.1.6.

1.15	Expiration Date: “Expiration Date” means such date that is three (3) years following the Commencement Date, or the date upon which this Lease is sooner terminated pursuant to its terms.

1.16	Handle: “Handle” is defined in Section 15.1.7.

1.17	Hazardous Substances: “Hazardous Substances” is defined in Section 15.1.8.

1.18	Landlord: “Landlord” means Agilent Technologies, Inc., a Delaware corporation.

1.19	Law: “Law” means any present or future judicial decision, statute, or constitution, and any ordinance, resolution, regulation, rule, administrative order, Permit, standard, mandatory directive, binding notice, or other requirement of any local, state, federal, or other government agency or authority (including quasi-official entities such as a board of fire examiners, public utility or special district) having jurisdiction over the parties to this Lease or the Project or any Permitted Use.

1.20	Lease: “Lease” means this printed lease, and all exhibits attached hereto, as the same may be amended in accordance with this Lease from time to time; all of which are attached hereto and incorporated herein by this reference.

1.21	Lease Term: “Lease Term” shall be for a period of time commencing on the Commencement Date and ending at midnight on the Expiration Date, unless sooner terminated as provided herein.

1.22	Leasehold Improvements: “Leasehold Improvements” means all improvements, additions, alterations, and fixtures installed in the Premises after the Commencement Date by Tenant or at Tenant’s request and expense that are not Trade Fixtures.

1.23	Lender: “Lender” means any beneficiary, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Premises, and the note or other obligations secured by it.

1.24	Monthly Base Rent: “Monthly Base Rent” means the monthly rent payable by Tenant pursuant to Section 3.1.

1.25	Operating Expenses: “Operating Expenses” is defined in Section 8.1.

1.26	Permit: “Permit” is defined in Section 15.1.9.

1.27	Preexisting Hazardous Substances: “Preexisting Hazardous Substances” is defined in Section 15.1.10.

1.28	Permitted Use: “Permitted Use” means the use of the Premises for general office use, and for development, design and distribution of semi-conductor products and materials, in accordance with applicable Laws and Private Restrictions; and no other use. The Permitted Use may be modified only with the consent of the Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

1.29	Premises: “Premises” means those certain premises deemed to contain approximately (a) 42,861 rentable square feet of space in the basement, (b) 64,497 rentable square feet of space on the first floor and (c) 76,059 rentable square feet of space on the second floor, consisting of a portion of the building commonly known as, consisting of a portion of the building commonly known as Building 90 and located at 350/370 W. Trimble Road, San Jose, California, as more particularly described on Exhibit A attached hereto and made a part hereof.

1.30	Private Restrictions: “Private Restrictions” means all covenants, conditions and restrictions, private agreements, reciprocal easement agreements and any other recorded instruments (herein “encumbrances”) affecting the use of the Premises as of the Effective Date, and all encumbrances so recorded after the Effective Date which do not materially interfere with or preclude under the terms of this Lease Tenant’s then existing use of the Premises or, alternatively, which are approved by Tenant, which approval shall not be unreasonably withheld or delayed. Nothing herein shall be deemed to require Tenant’s consent to any encumbrance of the Premises; provided, that it does not affect the ability of Tenant to continue its then current use hereunder.

1.31	Project: “Project” means that certain real estate project consisting of two (2) primary buildings and other ancillary improvements (which in the aggregate are deemed to contain 453,107 rentable square feet) of which the Premises are a part, as more particularly described on Exhibit A attached hereto and made a part hereof.

1.32	Property: “Property” is defined in Section 15.1.11.

1.33	Release: “Release” is defined in Section 15.1.12.

1.34	Rent: “Rent” is defined in Section 3.3.

1.35	Rules and Regulations: “Rules and Regulations” is defined in Section 4.6.

1.36	Security Instruments: “Security Instruments” is defined in Section 16.4.

1.37	Service Failure: “Service Failure” is defined in Section 7.2.

1.38	SLA: “SLA” is defined as that certain Service Level Agreement dated as of the date hereof by and between Landlord as the “Company” thereunder, LumiLeds Lighting, as

“Contractor” thereunder and Tenant (which by its terms will be assigned from Landlord to Tenant upon the commencement of this Lease).
1.39	Intentionally Omitted.

1.40	Tenant: “Tenant” means Avago Technologies U.S. Inc., a Delaware corporation.

1.41	Tenant’s Agents: “Tenant’s Agents” means the agents, employees, contractors, invitees, subtenants and assigns (and their respective agents, employees, contractors and invitees) of Tenant.

1.42	Tenant’s Minimum Liability Insurance Coverage: “Tenant’s Minimum Liability Insurance Coverage” means a minimum limit of Ten Million Dollars (US$10,000,000.00) per occurrence.

1.43	Tenant’s Non-Exclusive Parking Area: The term “Tenant’s Non-exclusive Parking Area” is defined in Section 4.7.

1.44	Tenant’s Share: “Tenant’s Share” in connection with the Operating Expenses for the Project means the percentage obtained by dividing the gross rentable square footage of the Premises (183,417 sq. ft.) by the gross rentable square footage of the Project (453,107 sq. ft.), which is deemed to be 40.48%.

1.45	Trade Fixtures: “Trade Fixtures” means (i) Tenant’s furniture, and business equipment, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises, unless such thing has, by the manner in which it is affixed, become an integral part of the Premises. Such affixed items which are an integral part of the Premises shall not constitute Trade Fixtures. Notwithstanding the foregoing, all of Tenant’s signs shall be deemed Trade Fixtures, in each case regardless of how affixed to the Premises or Common Area.

2.	DEMISE AND ACCEPTANCE: Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with the non-exclusive right to use the Common Area, including, without limitation, the non-exclusive right to use up to five hundred (550) parking stalls within the portion of the Common Area (subject to the limitations set forth in Section 4.7) described on Exhibit A attached hereto and incorporated herein. Landlord reserves for its exclusive use all areas in the Project other than the Common Areas and the Premises, as well as the exterior walls, the roof and the area beneath and above the Premises, and Landlord reserves the right to install, maintain, use, and replace ducts, wires, conduits and pipes leading through the Premises, provided that in its exercise of such rights, Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use of the Premises and disruption of Tenant’s business. By taking possession of the Premises, Tenant shall be conclusively deemed to have accepted the Premises in their then existing condition as of the Commencement Date, “AS-IS, WITH ALL FAULTS.”

Tenant acknowledges and agrees that Landlord has made no representations or warranties to Tenant, express or implied, with respect to the Premises, whatsoever, including, without limitation, any representation or warranty as to the suitability of the Premises for Tenant’s intended use.
2.1	No Option to Extend: Tenant shall have no option to extend the Lease Term.

3.	RENT:

3.1	Monthly Base Rent: Commencing on the Commencement Date and continuing on the first day of each month throughout the Lease Term, Tenant shall pay Landlord without offset, deduction or prior notice, $141,076.71 as base rent for the Premises (“Monthly Base Rent”).

3.2	Additional Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) any late charges or interest due Landlord pursuant to Section 3.4; (ii) Tenant’s Share of Operating Expenses as provided in Section 8.1; and (iii) any other charges due Landlord pursuant to this Lease.

3.3	Payment of Rent: All Monthly Base Rent and Additional Rent (collectively, “Rent”) and any other amounts required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. All amounts due hereunder shall be paid in lawful money of the United States, without any abatement (except as otherwise provided in Sections 6.2, 7.2, 11.3 and 12.2 in the event of a Material Impairment (as defined below), Service Failure (as defined below), damage to the Premises or condemnation, respectively), deduction or offset whatsoever and without any prior demand therefor (unless otherwise expressly provided herein). Rent shall be paid directly to Landlord at the following address: MacMunnis Inc./Agilent, 1840 Oak Avenue, Suite 300, Evanston, Illinois 60201, or such other address as may be designated in writing by Landlord. Tenant’s obligation to pay Monthly Base Rent and Tenant’s Share of Operating Expenses shall be prorated for any partial month based on a thirty (30) day month. As used herein, the word “month” shall mean a period beginning on the first (1st) day of a month and ending on the last day of that month.

3.4	Late Charge and Interest on Rent in Default: Tenant acknowledges that the late payment by Tenant of any monthly installment of Monthly Base Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. If any such Monthly or Additional Rent is not received by Landlord from Tenant within three (3) days after the delinquent amount became due, Tenant shall immediately pay to Landlord a late charge equal to two thousand five hundred dollars ($2,500), except that there shall be no such penalty for the first such occurrence in the first lease year. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss suffered by Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including the right to terminate this Lease. If any amount due hereunder is not paid on or before the third (3rd) day following the due date, then, without prejudice to any of Landlord’s other rights and remedies and in addition to such late charge, Tenant shall pay to Landlord interest on the delinquent amount at the Agreed Interest Rate from the date such amount became due until paid.
4.	USE OF PREMISES:

4.1	Limitation on Type: Tenant shall use the Premises solely for the Permitted Use and for no other purpose. Tenant shall not do or permit anything to be done in or about the Premises that will (i) cause structural injury to the Premises or Project, (ii) cause damage to any part of the Premises or Project, or (iii) violate, or cause Landlord to be in violation of any Laws or Private Restrictions. Tenant shall not operate any equipment within the Premises that will (iv) injure, vibrate or shake the Premises or Project, (v) overload existing electrical systems or other mechanical equipment servicing the Premises or Project, (vi) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Premises or Project, or (vii) damage, overload, or corrode the plumbing or sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Premises or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Tenant’s use of the Premises shall not (viii) create a fire or health hazard. Tenant shall not commit nor permit to be committed any waste in or about the Premises or Project, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any objectionable noises, odors, dust or nuisances.

4.2	Compliance with Laws and Private Restrictions: Tenant’s lease of the Premises shall be subject to (i) all Laws and (ii) all Private Restrictions, easements and other matters of public record. Tenant shall not use or permit any person to use the Premises in any manner which violates any Laws, Private Restrictions, easements and other matters of public record. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions.

4.3	Insurance Requirements: Tenant shall not use or permit any person to use the Premises in any manner which will cause the existing rate of insurance upon the Premises, or any of its contents, to be increased (unless Tenant pays the increase upon demand) or cause a cancellation of any insurance policy covering the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy.

4.4	Outside Areas: No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises.

4.5	Signs: Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banners, displays, or other advertising or communicative material which is visible from the exterior of the Premises without the prior written approval of Landlord (such approval not to be unreasonably withheld or delayed). All such approved signs shall strictly conform to all Laws and Private restrictions and shall be installed at the expense of Tenant. If Landlord so elects, Tenant shall, at the expiration or sooner termination of this Lease, remove all signs installed by it and repair any damage caused by such removal. Tenant shall at all times maintain such signs in good condition and repair. Notwithstanding the foregoing, Tenant shall be entitled to 35% of the signage currently located throughout the Project (including without limitation signage at the exterior perimeter, driveways and roads, on buildings and directional signage).

4.6	Rules and Regulations: Tenant shall observe and comply with the Rules and Regulations attached to this Lease as Exhibit C attached hereto and made a part hereof (the “Rules and Regulations”). Landlord may from time to time modify the Rules and Regulations and promulgate additional reasonable and nondiscriminatory rules and regulations applicable to all occupants of the Project for the care and orderly management of the Project and the safety of its tenants and invitees. Such modified or additional rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such Rules and Regulations. If there is a conflict between the Rules and Regulations and any of the other provisions of this Lease, the other provisions of this Lease shall prevail. Landlord shall not be responsible for, or subject to any liability as a result of, the violation by Tenant or any other person of any such Rules and Regulations.

4.7	Parking: Tenant, as Tenant hereunder and under the Building 91 Lease, is allocated and shall have the non-exclusive right to use 550 parking spaces at the Project in the parking areas serving the Premises described on Exhibit A hereto (referred to in this Lease as “Tenant’s Non-Exclusive Parking Area”) for its use and the use of Tenant’s Agents. Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project outside of the Tenant’s Non-Exclusive Parking Area or in any portion which is designated by Landlord as an exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space. If Landlord grants to any person or other tenant or subtenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. Landlord reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s Agents utilizing parking spaces in excess of the parking spaces allowed for Tenant’s use or in any portion of the Project outside of Tenant’s Non-Exclusive Parking Area, to be towed away at Tenant’s cost. All trucks and delivery vehicles shall be (i) parked at the rear of the Premises; (ii) loaded and unloaded in a manner which does not interfere with the businesses of Landlord or other occupants of the Project; and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord, and which shall be non-discriminatory among all occupants of the Project.
4.8	Auctions: Tenant shall not conduct or permit to be conducted on any portion of the Premises or Project any sale of any kind, including (i) any public or private auction, fire sale, going-out-of-business sale, distress sale, or other liquidation sale, or (ii) any so-called “flea market,” open-air market, or any other similar activity.

4.9	Quiet Enjoyment: So long as Tenant timely pays the Rent and timely performs all of its obligations hereunder, Landlord shall not disturb Tenant’s quiet possession of the Premises during the Lease Term, subject to the terms of this Lease.

5.	TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS:

5.1	Trade Fixtures: Throughout the Lease Term, Tenant shall provide, install, and maintain in good condition all Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant’s property.

5.2	Leasehold improvements: Tenant shall not construct any Leasehold Improvements or otherwise alter the Premises or Project without Landlord’s prior written approval and not until Landlord shall have first approved the plans and specifications therefor (in each case not to be unreasonably withheld or delayed). In no event shall Tenant make any alterations to the Premises or Project which could affect the structural integrity or the exterior design of the Premises or Project. All such approved Leasehold Improvements shall be installed by Tenant at Tenant’s expense using a licensed contractor first reasonably approved by Landlord in substantial compliance with the approved plans and specifications therefor. All construction undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence construction of any Leasehold Improvements until (i) all required governmental approvals and permits shall have been obtained and copies of same have been provided to Landlord, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least ten (10) days prior written notice of its intention to commence such construction, and (iv) if requested by Landlord in its reasonable discretion, Tenant shall have obtained or caused its general contractor to obtain contingent liability and broad form builders risk insurance and/or completion and performance bonds in an amount reasonably satisfactory to Landlord. Tenant shall pay to Landlord a fee of 3 percent (3%) of the total cost of design and construction of such work for Landlord’s services in protecting the Premises and shall reimburse Landlord for all expenses incurred by Landlord in connection with the review, approval and supervision of any Leasehold Improvements made by Tenant. All Leasehold Improvements shall remain the property of Tenant during the Lease Term, but shall not be damaged, altered, or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Leasehold Improvements shall be removed from the Premises in accordance with the provisions of Section 16.2.
5.3	Alterations Required by Law: Tenant shall make any alteration, addition or change of any sort to the Premises or Project that is required by any Law because of (i) Tenant’s particular use or change of the Project; (ii) Tenant’s application for any permit or governmental approval; or (iii) Tenant’s construction or installation of any Leasehold Improvements or Trade Fixtures. Any other alteration, addition, or change required by Law that is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord, subject to Landlord’s right to reimbursement from Tenant as an Operating Expense.

5.4	Liens: Tenant shall keep the Premises and Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or any of Tenant’s Agents relating to the Premises or Project. If any claim of lien is recorded, Tenant shall bond against or discharge the same within fifteen (15) days after notice that the same has been recorded against the Premises. Should any lien be filed against the Premises or any action commenced affecting title to the Premises, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

6.	REPAIR AND MAINTENANCE:

6.1	Tenant’s Obligation to Maintain: Except as otherwise provided in Sections 6.2, 11.1, and 12.3, Tenant shall, at its sole cost, keep and maintain the Premises in good order, condition and repair, and shall require Contractor to perform the services for the Premises required under the SLA. Additionally, Tenant shall, at its sole cost, perform the services and other obligations set forth on Exhibit D.

6.1.1	All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts of the Premises or if the estimated cost of any item of repair or replacement is in excess of the Five Thousand Dollars ($5,000.00), then Tenant shall first obtain Landlord’s written approval of the scope of the work, plans therefor, materials to be used, and the contractor (such approval not to be unreasonably withheld or delayed).

6.2	Landlord’s Obligation to Maintain: Landlord shall repair and maintain (i) the roof (including the roof membrane) and the other structural components of the Project (including without limitation, the footings, the foundation, the structural floor, and the load bearing walls of the Premises and the Project), and (ii) major parking lot repair and all striping in connection with the parking lot. It is an express condition precedent to of Landlord’s obligations to repair and maintain the Premises that Tenant shall have first notified Landlord in writing of the need for such repairs and maintenance. Notwithstanding the foregoing, Landlord shall not be responsible for repairs required by an accident, fire or other peril, or for damage caused to any part of the Project or the Premises, in each case to the extent caused by any act or omission of Tenant or Tenant’s Agents, except as otherwise required by Article 11. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord.
In the event that the Premises or a material portion of the Premises are rendered inaccessible or unusable for the Permitted Use by reason of Landlord’s breach of its obligations under this Section 6.2 (a “Material Impairment”), and such Material Impairment continues for five (5) consecutive business days after written notice thereof is received by Landlord and such Material Impairment is not caused by an event of force majeure (as described in Section 16.7), a casualty, a failure on the part of a public utility, or by any act or omission of Tenant, its agents, employees or contractors, Tenant shall be entitled to an abatement of Base Rent and Additional Rent in proportion to the extent to which breach causes such Material Impairment, with such abatement to begin on the sixth (6th) business day after written notice to Landlord of such Material Impairment and continuing until such Material impairment has been cured.

6.3	Control of Common Area: Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of Rent, to: (i) close any part of the Common Area to whatever extent required in the reasonable opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason reasonably deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area (provided, that the Common Areas will continue to adequately serve the same purposes as immediately prior to such change); (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures (provided, that the Common Areas and Premises will continue to adequately serve the same purposes as immediately prior to such change); (v) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area (provided, that the Common Areas will continue to adequately serve the same purposes as immediately prior to such change); (vi) remove unauthorized persons from the Project; or (vii) change the name of the Premises or Project. Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If in the reasonable opinion of Landlord unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. In the event Landlord elects to remodel or construct improvements upon any part of the Common Area located outside of the Premises, Tenant will cooperate with such remodeling or construction, including Tenant’s tolerating temporary and reasonable inconveniences in order to facilitate such remodeling or construction.
7.	UTILITIES:

7.1	Utilities: Tenant acknowledges that all utilities, other than as set forth on Exhibit D, are to be provided as set forth in the SLA.

7.2	Compliance with Governmental Regulations: Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies or utility suppliers in reducing energy or other resources consumption. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance or cooperation, provided that any such voluntary compliance or cooperation does not have a material adverse impact on Tenant’s operations in the Premises. Tenant agrees at all times to cooperate fully with Landlord and Contractor and to abide by all reasonable rules, regulations and requirements which Landlord or Contractor may prescribe in order to maximize the efficient operation of the HVAC system and all other utility systems provided to the Premises, including those provided by Contractor under the SLA; provided, that such do not have an adverse impact on Tenant’s operations in the Premises. In the event of an interruption in or failure or inability by Landlord or Contractor to provide any and all utilities to the Premises as contemplated hereunder or under the SLA, for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of Rent, except as otherwise set forth in this Section 7.2, or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

In the case of any failure by Landlord to provide any utilities to the Premises hereunder, other than those services to be provided by Contractor under the SLA, Landlord shall take commercially reasonable steps to restore the interrupted utilities or services as soon as practicable upon written notice thereof from Tenant. Notwithstanding the foregoing, if a Service Failure continues for five (5) consecutive business days after written notice thereof is received by Landlord and such failure is not caused by an event of force majeure (as described in Section 16.7), a casualty, a failure on the part of a public utility, or by any act or omission of Tenant, its agents, employees or contractors. Tenant shall be entitled to an abatement of Base Rent and Additional Rent in proportion to the extent to which the failure prevents Tenant from using the Premises for Tenant’s normal purposes, with such abatement to begin on the sixth (6th) business day after written notice to Landlord of such occurrence and continuing until such failure has been cured.

8.	OPERATING EXPENSES:

8.1	Tenant’s Obligation to Reimburse: As Additional Rent, Tenant shall pay Tenant’s Share of all Operating Expenses for the Project (as defined in Section 8.2 hereof, also referred to as “Operating Expenses”). Tenant shall pay such share of the actual Operating Expenses incurred or paid by Landlord but not theretofore billed to Tennant within thirty (30) days after receipt of a written bill therefor from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than once a month. Alternatively, Landlord may from time to time require that Tenant pay Tenant’s Share of Operating Expenses in advance in estimated monthly installments, in accordance with the following procedure: (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Operating Expenses it anticipates will be paid or incurred for the Landlord’s fiscal year in question; (ii) during such Landlord’s fiscal year Tenant shall pay such share of the estimated Operating Expenses in advance in monthly installments as required by Landlord due with the installments of Monthly Base Rent; and (iii) as soon after the end of Landlord’s fiscal year as is reasonably practicable, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Operating Expenses paid or incurred by Landlord during the just ended Landlord’s fiscal year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Monthly Base Rent, as the case may require, within thirty (30) days after delivery by Landlord to Tenant of said statement so that Landlord shall receive the entire amount of Tenant’s Share of all Operating Expenses for such Landlord’s fiscal year and no more. If at any time during a calendar year the Project is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total rentable square footage of the Project, Operating Expenses for the Project that vary based on occupancy shall, at Landlord’s option, be determined as if the Project had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Project. Tenant shall have the right at its expense, exercisable upon reasonable prior written notice to Landlord, to inspect at Landlord’s office during normal business hours Landlord’s books and records as they relate to Operating Expenses. Such inspection must be within thirty (30) days of Tenant’s receipt of Landlord’s annual statement for the same, and shall be limited to verification of the charges contained in such statement. Tenant may not withhold payment of such bill pending completion of such inspection. Such inspection shall be conducted by an independent certified public accountant (“CPA”) and such CPA shall not be hired or retained on a contingency fee or other incentive basis.

8.2	Operating Expenses for the Project Defined: The term “Operating Expenses for the Project” shall mean the following:

8.2.1	All costs and expenses paid or incurred, if any, by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project, and all other structural components of the Premises, including the footings, the foundation, the structural floor and the load bearing walls of the Premises; (ii) all deductibles, self-insured retentions, premiums and other costs relating to the insurance carried by Landlord on the Project or in connection with the use and/or occupancy thereof, and the costs of any self-insurance as reasonably determined by Landlord; (iii) maintaining, repairing, operating and replacing when necessary any utility facilities and other service equipment for the Common Areas ; (iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, striping, restriping and resurfacing the Common Area; (vii) replacing or installing lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; (viii) providing security to the Common Area; (ix) charges on or surcharges imposed by any governmental agencies on or with respect to transit or automobile usage or parking facilities; (x) the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses; or (xi) taking any action for the purpose of securing any of the services specified in the SLA to the extent Contractor fails to deliver them as required thereunder.
8.2.2	The following costs: (i) the amount of any insurance “deductibles” paid by Landlord with respect to damage caused by a casualty; (ii) that portion of all compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord but only to the extent they are involved in the performance of the work described by Sections 8.2.1 or 8.2.3 that is fairly allocable to the Project; and (iii) any costs associated with any protests of valuation under Proposition 8.

8.2.3	All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair or replacement of the Project; provided, however, that Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Project; (ii) leasing commissions; (iii) costs and expenses for work or services furnished exclusively for the benefit of any other tenant or occupant of the Project at such tenant’s or occupant’s cost; (iv) costs and expenses arising from the negligence or willful misconduct of Landlord or Landlord’s employees or agents; or (v) that would result in Landlord receiving more than 100% of its actual cost of operating or owing the Project.

8.2.4	Operating Expenses shall not include any of the aforementioned repairs, alterations, replacements and improvements that are properly capitalized under generally accepted accounting principles, except to the extent that Tenant’s share of such costs for such period is limited to the amortized cost (plus interest at the Agreed Interest Rate) of any such item over its useful life.

8.2.5	The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from new construction or any other cause other than change in ownership), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project, or Landlord’s business of leasing the Project. Notwithstanding the foregoing, 50% of any increase resulting from reassessments resulting from a change in ownership shall be included in Real Property Taxes for this purpose, and Tenant shall only be required to pay Tenant’s Share of such 50%. If at any time during the Lease Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein; or (ii) on or measured by the gross receipts income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state or local net income tax imposed on Landlord’s income from all sources. Tenant’s Share of the Real Property Taxes are included in the Rent, payable by Tenant hereunder, and shall be paid directly by Landlord.
8.3	Notwithstanding the foregoing, nothing contained herein shall obligate Landlord to provide any service to the Premises or the Project other than as set forth in Sections 6.2, 11.1 or 12.2 hereof. Tenant acknowledges that all services other than those set forth in Sections 6.2, 11.1 or 12.2 hereof shall be provided by Contractor, and that Landlord shall not be liable to Tenant or its nominees due to any act or omission, negligent, tortious or otherwise, of any agent or employee of Contractor or its nominees; nor shall Landlord be liable to Tenant or its nominees due to any failure of Contractor to provide any of the services specified in the SLA or for any other breach of Contractor’s obligations thereunder. Nothing contained herein shall limit the right of Landlord, in its sole discretion, to elect to provide any of the services specified in the SLA or perform any of the obligations of Contractor thereunder, to the extent Contractor fails to deliver any such services, or perform any of its obligations thereunder.

8.4	Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises or Project which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. Promptly upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.
9.	INSURANCE:

9.1	Tenant’s Insurance: Tenant shall maintain insurance complying with all of the following:

9.1.1	Tenant shall procure, pay for and keep in full force and effect the following:

9.1.1.1	Broad form commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Minimum Liability Insurance Coverage, which insurance shall contain “fire legal” endorsement coverage and a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 10.3;

9.1.1.2	Automobile Liability insurance including owned, hired and non-owned autos with a combined single of liability for each accident of not less than US$1,000,000.00;

9.1.1.3	Fire and property damage insurance against loss caused by fire, extended coverage perils including steam boiler insurance, sprinkler leakage, if applicable, vandalism, malicious mischief and such other additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the county in which the Premises is located, insuring Tenant’s personal property and inventory, Trade Fixtures, and Leasehold Improvements within the Premises or located on the Common Areas for the full actual replacement cost thereof;

9.1.1.4	Worker’s compensation coverage sufficient to comply with all Laws. Where permitted by law, such policies shall contain waivers of the insurer’s subrogation rights against Landlord;

9.1.1.5	Employers liability insurance shall be provided in amounts not less than US$1,000,000.00 per accident for bodily injury by accident, US$1,000,000.00 policy limit by disease, and US$1,000,000.00 per employee for bodily injury by disease; and

9.1.1.6	Fidelity insurance or commercial blanket bond naming Landlord as beneficiary or loss payee as respects losses to Landlord’s money or other property caused by any of Tenant’s employees in connection with Tenant’s use of the Premises with blanket limits of at least US$1,000,000.00.

9.1.2	The commercial general liability insurance that Tenant is required to carry under Section 9.1.1.1 shall name Landlord and such other parties in interest as Landlord designates as additional insureds. Additionally, all policies of insurance required to be carried by Tenant pursuant to this Section shall (i) be primary insurance that provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability stated in the declaration without the right of contribution from any other insurance coverage of Landlord, (ii) be in a form reasonably satisfactory to Landlord, (iii) be carried with companies having a Best rating of at least AVII, (iv) provide that such policy shall not be subject to cancellation, reduction of coverage or lapse except after at least ten (10) days prior written notice to Landlord, (v) not have a “deductible” in excess of Ten Thousand Dollars (US$10,000.00) per occurrence, (vi) contain a cross liability endorsement, and (vii) contain a “severability” clause.
9.1.3	A certificate of insurance reflecting that the insurance required to be carried by Tenant pursuant to this Section 9.1 is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form, shall be delivered to Landlord prior to the time Tenant or any of Tenant’s Agents enters the Premises and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage. If the Landlord’s lender or Landlord reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 9.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as Landlord’s lender or Landlord reasonably deems adequate, not to exceed the level of coverage commonly required by prudent landlords of comparable buildings leased for comparable uses in the vicinity.

9.2	Release and Waiver of Subrogation: The parties hereto release each other, and their respective agents and employees, from any liability for any loss or damage that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties that contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; subject to the following limitations: (i) the foregoing provision shall not apply to the commercial general liability insurance described in Section 9.1; (ii) such release shall apply to liability resulting from any other risk insured or provided by Tenant to satisfy the requirements of Section 9.1(including, without limitation, fire and property damage insurance and worker’s compensation coverage); and (iii) provided that Tenant shall not be released from any such liability to the extent any actual, out of pocket damages resulting from such injury or damage are not covered by the recovery obtained by Landlord from such insurance, but only if the insurance in question permits such partial release in connection with obtaining a waiver of subrogation from the insurer.

10.	LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY:

10.1	Limitation an Landlord’s Liability: Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent except as otherwise provided in Section 6.2, Section 7.2 or 12.2, for any injury to Tenant or any of Tenant’s Agents’, or damage to Tenant’s property, resulting from any cause, including, without limitation, any (i) failure, interruption or installation of any HVAC or other utility system or service, including those utility systems and services to be provided by Contractor under the SLA (ii) repairs or improvements to the Premises by Landlord or Contractor, or any services provided by Landlord to Tenant hereunder, or provided by Contractor to

Tenant under the SLA (iii) failure of Landlord or Contractor to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord or Contractor, (iv) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any form of energy or any services or utility serving the Premises or Project, (v) vandalism or forcible entry by unauthorized persons or (vi) penetration of water into or onto any portion of the Premises through roof leaks or otherwise. Notwithstanding the foregoing but subject to Section 9.2 and Section 10.2, Landlord shall be liable for any such injury, damage or loss which is proximately caused by Landlord’s willful misconduct or gross negligence; provided, however, that in no event shall Landlord be liable to Tenant for any consequential (including, without limitation, any injury to Tenant’s business or loss of income or profit therefrom), punitive or exemplary damages.
10.2	Limitation on Tenant’s Recourse: Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease, is limited to Landlord’s equity interest in the Project up to a maximum amount of Five Hundred Thousand Dollars (US$500,000.00), and to no other assets of Landlord for satisfaction of any liability in respect of this Lease, and no personal liability shall at any time be asserted or enforceable against any comer assets of Landlord or against Landlord’s stockholders, directors, principals, representatives, trustees or partners on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of conveyance of Landlord’s interest in the Project or Premises, then from and after the date of such conveyance, Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Upon any such conveyance by Landlord, the grantee or transferee, by accepting such conveyance, shall be deemed to have assumed, and Landlord shall be and hereby is entirely relieved of, Landlord’s obligations to be performed under this Lease from and after the date of such transfer, subject to the limitations on liability set forth in this Section 10.2.

10.3	Indemnification of Landlord: To the fullest extent allowed by Law, Tenant shall indemnify, defend, protect and hold harmless Landlord, and its employees, agents, contractors, successors and assigns, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (except to the extent caused by the willful misconduct or gross negligence of Landlord or Landlord’s employees or agents of which Landlord has had notice and a reasonable time to cure, but which Landlord has failed to cure) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term; (ii) the negligence or willful misconduct of Tenant or Tenant’s Agents, wherever the same may occur; or (iii) any breach of this Lease or the SLA by Tenant. The provisions of this Section 10.3 shall survive the expiration or sooner termination of this Lease.

10.4	Indemnification of Tenant: To the fullest extent allowed by Law but subject to Section 9.2, Section 10.1 and Section 10.2, Landlord shall indemnify, defend, protect and hold harmless Tenant, and its employees, agents, contractors, successors and assigns, with competent counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents and contractors.
11.	DAMAGE TO PREMISES:

11.1	Landlord’s Duty to Restore: If the Premises or Project is damaged by any peril after the Effective Date, then Landlord shall restore the Premises or Project unless the Lease is terminated by Landlord or Tenant pursuant to Section 11.2. All insurance proceeds available from the fire and property damage insurance carried by Landlord, if any, shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to Section 11.2, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall use reasonable good faith efforts to commence and complete the restoration of the Premises to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be further limited to the Premises constructed by Landlord as they existed as of the Commencement Date, excluding any Leasehold Improvements, Trade Fixtures and/or personal property constructed or installed in the Premises. If this Lease is not terminated pursuant to Section 11.2, then Landlord, at Tenant’s expense, shall forthwith commence and thereafter prosecute to completion the replacement and repair of all Leasehold Improvements and Trade Fixtures, if any, existing at the time of such damage or destruction, and which were to have been surrendered to Landlord hereunder; and all insurance proceeds received by Tenant from the insurance carried by it pursuant to Section 9.1.1.3 shall be used for such purpose.

11.2	Landlord’s Right to Terminate: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within sixty (60) days after the date of such damage or such later date as is reasonably necessary under the circumstances:

11.2.1	Either the Premises or Project is damaged by any peril either (i) not covered by any insurance carried by Landlord and the estimated cost to restore equals or exceeds One Hundred Thousand Dollars (US$100,000.00), or (ii) covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction and the estimated cost to restore equals or exceeds Two Hundred Fifty Thousand Dollars (US$250,000.00);

11.2.2	Either the Premises or Project is damaged by any peril and (i) the amount of insurance proceeds that will be received by Landlord for the repair or restoration of the Premises will not be sufficient to pay for the cost of such repair and restoration, (ii) the Laws then in effect prevent Landlord from repairing or restoring the Premises to substantially the same condition in which the Premises were immediately prior to such damage, or (iii) the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the date of such damage, or within ninety (90) days after the date of such damage if such damage occurs during the last twelve (12) months of the Lease Term;
11.2.3	Either the Premises or Project is damaged by any peril and, because of the Laws then in force, (i) may not be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) may not be used for the same use being made thereof before such damage whether or not restored as required by this Article.

11.3	Termination by Tenant: If the Premises or the Project is damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease (if Tenant is not then in default beyond applicable notice and cure periods) in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within ten (10) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

11.3.1	If the time estimated to substantially complete the restoration exceeds one hundred eighty (180) days from and after the date the architect’s or construction consultant’s written opinion is delivered; or

11.3.2	If the damage occurred within twelve months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds ninety (90) days from and after the date such restoration is commenced.

11.4	Abatement of Rent: In the event of damage to the Premises or Project which does not result in the termination of this Lease, the Monthly Base Rent and Tenant’s Share of Operating Expenses shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration. The rights of Landlord and Tenant regarding any damage to or destruction of the Premises or Premises shall be determined as provided in this Article 11 and Tenant hereby waives the provision of any contrary Law.

12.	CONDEMNATION:

12.1	Taking of Premises: Landlord shall have the option to terminate this Lease if as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation),

(i) all or any part of the Premises or any material portion of the Project is so taken, or (ii) more than ten percent (10%) of the Common Area is so taken. Tenant shall have the option to terminate this Lease if any material part of the Premises or parking area is taken by the exercise of the power of eminent domain (or conveyed by Landlord in lieu of that exercise), and the remaining portion cannot be made suitable for the continued use and operation of the Premises by Tenant for substantially the same purposes as immediately prior to such taking. Any such option to terminate by Landlord or Tenant must be exercised within a reasonable period of time after the condemnor has commenced judicial action or entered into a binding agreement to effect such taking. If Landlord or Tenant so exercises such option to terminate, such termination shall be effective as of the date possession is taken by the condemnor.
12.2	Restoration and Abatement of Rent: If any part of the Premises or Common Area is taken by condemnation and this Lease is not terminated, then, to the extent reasonably practicable, Landlord shall restore the remaining portion of the Premises and Common Area as they existed as of the Commencement Date, excluding any Leasehold Improvements, Trade Fixtures and/or personal property, in each case constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken the Monthly Base Rent and Operating Expenses shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

12.3	Temporary Taking: If all or any portion of the Premises is temporarily taken for three (3) months or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds three (3) months or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then either Landlord or Tenant shall have the option to terminate this Lease, which option may be exercised only by delivery to the other party of a written notice of election to terminate within seven (7) days after the date possession is taken by the condemnor.

12.4	Division of Condemnation Award: Any award made as a result of any condemnation of the Premises or Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award made to Tenant, (i) for the taking of personal property or Trade Fixtures belonging to Tenant, (ii) for Tenant’s moving costs, or (iii) of a proporti onate amount for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article 12, and each party hereby waives the provisions of any contrary Law.

13.	DEFAULTS AND REMEDIES:

13.1	Events of Tenant’s Default: Tenant shall be in default of its obligations under this Lease if any of the following events occur:

13.1.1	Tenant shall have failed to pay any Rent when due and such failure is not cured within three (3) business days after delivery of written notice from Landlord specifying such failure to pay; or

13.1.2	Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Monthly Rent or Additional Rent, and Tenant shall not cure such default within thirty (30) days after delivery of written notice from Landlord specifying such failure to perform, or where such default is not capable of being cured within such 30-day period, Tenant shall have failed to commence such cure within such 30-day period and thereafter using best efforts, diligently bring such cure to completion; or

13.1.3	Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of Section 14, whether voluntarily or by operation of law; or

13.1.4	Tenant shall have permitted the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property of Tenant or any property essential to the conduct of Tenant’s business and Tenant shall have failed to obtain a return or release of such property within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

13.1.5	Tenant shall have abandoned the Premises; or

13.1.6	The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 30 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this Section 13.1.6 is contrary to any applicable Law, such provision shall be of no force or effect; or

13.1.7	Tenant shall have failed to deliver documents required of it pursuant to Section 16.4 or Section 16.6 within the time periods specified therein and shall have failed to deliver such documents to Landlord within five (5) days after Tenant’s receipt of a second written notice from Landlord.

13.2	Landlord’s Remedies: In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

13.2.1	Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action; (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant; and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a threat to health, safety or insurance coverage (as reasonably determined by Landlord), then if Tenant does not cure such breach within 3 days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

13.2.2	Landlord may enter the Premises and relet them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions and expenses of altering and preparing the Premises for reletting. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the date the Rent is due, less the Rent and other sums Landlord received from any reletting. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any reletting of the Premises by Landlord without termination of this Lease, Landlord may later elect to terminate this Lease because of the default by Tenant.

13.2.3	Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 13.2.3 shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s agents or employees intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

13.2.4	In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 13.2.3, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination.

13.2.5	In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted; and (ii) the term “Rent” includes Monthly Base Rent and Additional Rent. Such damages shall include:

13.2.5.1	The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such Rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

13.2.5.2	Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of Rent, direct payment or allowance to a new Tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in reletting the Premises or otherwise incurred as a result of Tenant’s default.

13.2.5.3	Nothing in this Section 13.2 shall limit Landlord’s right to indemnification from Tenant as provided elsewhere in this Lease, including, without limitation, Section 10.3 and Section 15.2.3 Any notice given by Landlord in order to satisfy the requirements of Section 13.1.1 or Section 13.1.2 above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 (or any successor statute thereto) regarding unlawful detainer proceedings.

13.3	Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any Rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breath theretofore or hereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.4	Limitation on Exercise of Rights: At any time that a default by Tenant has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give; and (ii) Tenant may not exercise any right to terminate this Lease or other right granted to it by this Lease which would otherwise be available to it.

13.5	Waiver by Tenant of Certain Remedies: Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the Rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

14.	ASSIGNMENT AND SUBLETTING:

14.1	By Tenant: The following provisions shall apply to any direct or indirect assignment, subletting, change of control or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Article as “Tenant”):

14.1.1	Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily, or by operation of laws, without the prior written consent of Landlord, which consent may not be unreasonably withheld by Landlord: (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) transfer any right appurtenant to this Lease or the Premises; (iv) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (v) terminate or materially amend or modify an assignment, sublease, or other transfer that has been previously approved by Landlord. Notwithstanding the foregoing, Tenant may, without the prior written consent of Landlord, (a) assign this Lease to one or more direct or indirect subsidiaries of Tenant’s parent company or (b) assign this Lease to any person, entity or organization that acquires all or substantially all of the assets of Tenant, provided, that written notice of such transaction(s) is provided to Landlord no later than thirty (30) days prior to the consummation of such transaction(s) ((a) and (b) collectively referred to herein as a “Permitted Assignment”). For the avoidance of doubt, the merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant (as a consequence of a single transaction or a number of multiple transactions), shall not constitute a Transfer hereunder; provided, that written notice of such transaction(s) is provided to Landlord no later than thirty (30) days prior to the consummation of such transaction(s). Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord in connection with the processing and/or documentation of any requested Transfer whether or not Landlord’s consent is granted. Any Transfer so approved by Landlord shall not be effective until Tenant has paid all such costs and attorneys’ fees to Landlord and delivered to Landlord an executed counterpart of the document evidencing the Transfer that (vi) is in form approved by Landlord, (vii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 14.1.2 below, and (viii) contains the agreement of the proposed Transferee to assume all obligations of Tenant related to the Transfer arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord’s consent shall constitute a default by Tenant and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of Section 14.1 as to any subsequent Transfer nor a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

14.1.2	Tenant shall give Landlord at least thirty (30) days prior written notice of any desired Transfer and, upon the reasonable request of Landlord, of the proposed terms of such Transfer including but not limited to (i) the name and legal composition of the proposed Transferee; (ii) reasonably adequate financial information regarding the Transferee; (iii) the nature of the proposed Transferee’s business to be carried on in or on the Premises; (iv) current reasonably adequate financial information regarding Tenant; and (v) such other information as may reasonably be requested by Landlord. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within 10 days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (vii) thirty (30) days of receipt of such request together with the required accompanying documentation; or (viii) twenty (20) days after Landlord’s receipt of all information which Landlord reasonably requests within ten (10) days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, Landlord will be deemed to have withheld consent to such Transfer. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer.

14.1.3	In the event that Tenant seeks to make any Transfer other than a Permitted Assignment, Landlord shall have the right to terminate this Lease, or in the case of a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be sublet, either (i) on the condition that the proposed transferee immediately enter into a direct lease of the Premises with Landlord (or, in the case of a partial sublease, a lease for the portion proposed to be so sublet) on the same terms and conditions contained in Tenant’s notice; or (ii) so that Landlord is thereafter free to Lease the Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then (iii) if such termination is conditioned upon the execution of a lease between Landlord and the proposed transferee, Tenant’s obligations under this Lease shall not be terminated until such transferee executes a new lease with Landlord, enters into possession and commences the payment of rent; and (iv) if Landlord elects simply to terminate this Lease (or, in the case of a partial sublease, terminate this Lease as to the portion to be so sublet), this Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified

Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligations under this Lease if it is terminated in its entirety, or shall be released from any further obligations under this Lease with respect to the space proposed to be sublet in the case of a proposed partial sublease. In the case of a partial termination of this Lease, the Monthly Base Rent and Tenant’s Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to the Lease bears to the original area of the Premises. Landlord and Tenant shall execute a written cancellation and release with respect to this Lease to effect such termination.

14.1.4	If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

14.1.4.1	Tenant shall not be released of its liability for the performance of all of its obligations under the Lease.

14.1.4.2	If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord ninety percent (90%) of all Subrent received or to be received by Tenant over and above (i) the assignee’s agreement to assume the obligations of Tenant under this Lease; and (ii) all Permitted Transfer Costs related to such assignment. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee.

14.1.4.3	If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord seventy percent (70%) of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet and all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant.

14.1.4.4	Tenant’s obligations under this Section 14.1.4 shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be a default by Tenant. At the time Tenant makes any payment to Landlord required by this Section 14.1.4, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

14.1.4.5	As used in this Section 14.1.4, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are directly related to Tenant’s interest in this Lease or in the Premises, including, but not limited to, rent payments from or on behalf of the transferee. As used in this

Section 14.1.4, the term “Permitted Transfer Costs” shall mean (i) the cost of any tenant improvements constructed or installed in the portion of the Premises proposed to be transferred by Tenant, at its sole cost and expense without any allowance or compensation, whatsoever from Landlord, and which improvements are constructed or installed specifically for the transferee in question as an inducement for the transferee to lease the proposed space, the total amount of which shall be amortized in equal monthly installments over the term of the Transfer; (ii) all reasonable leasing commissions paid to third parties not affiliated with Tenant in order to obtain the Transfer in question; and (iii) all reasonable attorneys’ fees incurred by Tenant with respect to the Transfer in question.

14.2	By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in the Premises or Project at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor) from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such obligations of the Landlord hereunder. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

15.	WASTE DISPOSAL AND HAZARDOUS SUBSTANCES: The provisions of this Article 15 are in addition to, and in no way limit or restrict, Tenant’s obligations and Landlord’s rights as set forth elsewhere in this Lease.

15.1	Definitions: For purposes of this Lease, the following terms have the definitions set forth below:

15.1.1	Asbestos: “Asbestos” means fibrous forms of various hydrated minerals, including chrysotile (fibrous serpentine), crocidolite (fibrous riebecktite), amosite (fibrous cummingtonite-grunerite), fibrous tremolite, fibrous actinolite, and fibrous anthophyllite.

15.1.2	Asbestos-Containing Construction Materials: “Asbestos-Containing Construction Materials” means any manufactured construction material, including structural, mechanical, and building material, which contains more than one-tenth of one percent asbestos by weight.

15.1.3	Asbestos-Containing Materials: “Asbestos-Containing Materials” means any material which contains more than one-tenth of one percent asbestos by weight.

15.1.4	Environmental Condition: “Environmental Condition” means the Release on or after the Commencement Date of any Hazardous Substance caused or permitted by Tenant or Tenant’s Agents (other than Contractor under the SLA or its employees, contractors, agents, invitees or assignees) in, over, on, under, through, from, or about the Premises or Property.

15.1.5	Environmental Damages: “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, sanctions, liabilities, encumbrances, lost profits, consequential damages, interest, remediation costs, investigation costs, court coats liens, fees, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation: (i) damages for personal injury, or for injury to property or natural resources occurring on or off the Premises, including, without limitation, interest and penalties, and claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives any immunity to which it may be entitled under any industrial or workers’ compensation laws; (ii) fees and costs incurred for the service of attorneys, consultants, contractors, experts, and laboratories; for the preparation of any feasibility studies or reports; for the performance of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision; or for making full economic use of the Premises or other property; (iii) liabilities to any third person or governmental agency; and (iv) diminution of the value of the Premises or the Property.

15.1.6	Environmental Laws: “Environmental Laws” means all Laws pertaining to the protection of the environment (including flora, fauna and wildlife) or protection of human or occupational safety or health.

15.1.7	Handle: “Handle” or “Handling” means to generate, produce, use, process, package, treat, store, emit, transport, dispose of, manage, or otherwise handle.

15.1.8	Hazardous Substances: “Hazardous Substances” means any substance or material listed, defined, or regulated by any Environmental Law, including without limitation: (i) any chemical, substance, material, medical waste or other waste, living organism, or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects; (ii) petroleum hydrocarbons, including crude oil or any fraction thereof, Asbestos, Asbestos-Containing Construction Materials, Asbestos-Containing Materials, radon, polychlorinated biphenyls (PCBs), methane; and (iii) anything which now or in the future may be defined, listed, or regulated as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” or “pollutants” by any Environmental Law.

15.1.9	Permit: “Permit” means any permit, license, permission, approval, authorization, or entitlement from a governmental or quasi-governmental agency.

15.1.10	Preexisting Hazardous Substances: “Preexisting Hazardous Substances” means Hazardous Substances, if any, existing in, on, under or about the Property on or before the Commencement Date.

15.1.11	Property: When used in Article 15, “Property” means all land, buildings, roads, parking lots, and improvements that are part of the Project, as now in existence or as developed at any time during the Lease Term, as well as all surface water, subsurface water, soil, or air thereon or thereunder.

15.1.12	Release: “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing in, over, on, under, through, or about the air, land, surface water, ground water, or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Substances), unless and to the extent permitted or authorized by a governmental agency or the SLA. For the purposes of this Section 15, a Release shall not have been “caused” or “permitted’ by Tenant or Tenant’s agents solely because Tenant or Tenant’s Agents are aware that Preexisting Hazardous Substances exist or are migrating passively in, over, on, under, through, from or about the Premises or Property.

15.2	Prohibitions:

15.2.1	Prohibited Conditions and Substances: Tenant has completed and duly executed, and there is attached hereto as Exhibit C attached hereto and made a part hereof, a copy of a questionnaire pertaining to Tenant’s use of Hazardous Substances (the “Hazardous Substances Questionnaire”). Tenant represents and warrants to Landlord that, to the best of Tenant’s knowledge, all information stated in the Hazardous Substances Questionnaire is true and correct as of the Effective Date. Tenant and Tenant’s Agents shall not cause or permit the use, generation, storage, disposal, transportation or release of any Hazardous Substances on, under, in, above, to, or from the Premises except that which is (i) fully described in the Hazardous Substances Questionnaire, (ii) in compliance with Environmental Laws and all applicable Laws and (iii) required for and solely incidental to Tenant’s principal use and operation of the Premises. Tenant may not use at the Premises any Hazardous Substances other than those specified in the Hazardous Substances Questionnaire, or in quantities different from those specified in the Hazardous Substances Questionnaire, unless Tenant obtains Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, to such new use and submits a new Hazardous Substances Questionnaire that accurately describes the new use.

15.2.2	Prohibited Changes in Tenant Operations: Except with the prior written consent of Landlord, which shall not be unreasonably withheld, Tenant shall not change or expand the Premises or its occupancy, use, or activities thereon in any manner that would subject Landlord or Tenant to new or heightened standards or obligations under any Environmental Law, including, without limitation, modifying, changing, or expanding equipment; methods of operation; the type or quantity of any input, throughput, or output (including emissions or effluent); or hours of operation. In the event that any such change proposed by Tenant is reasonably anticipated to result in increased costs of operation to Landlord or require Landlord to obtain new or modified Permit[s] for Landlord’s then current operations at the Property, then Landlord and Tenant will negotiate in good faith, and under no condition will Landlord be required to consent to such change until the parties have reached such agreement concerning, an appropriate reimbursement or payment to Landlord for such increased costs and until Landlord obtains such new or modified Permit.

15.2.3	Prohibition against Releases: Other than in compliance with all applicable Environmental Laws or the SLA, Tenant shall not Release or permit the Release of any Hazardous Substance in, over, on, under, through, from, or about the Premises or Property.

15.3	Compliance With Environmental Law; Cooperations; Sharing of Costs:

15.3.1	Tenant, at its sole cost, shall comply with all Environmental Laws, Rules and Regulations, and Permits applicable to Tenant’s occupancy, use, or activities at the Premises. Tenant shall notify Landlord of, and allow Landlord an opportunity to participate in, all meetings with governmental agencies concerning the occupancy, use, or activities of Tenant or Tenant’s Agents at the Premises. Tenant, at its sole cost, shall be responsible for obtaining and maintaining all Permits necessary for Tenant’s occupancy, use, or activities on or about the Premises, except as set forth in the SLA. Nothing in this paragraph shall compromise or limit Agilent Technologies, Inc.’s obligations pursuant to any other agreement with Tenant, including without limitation the Asset Purchase Agreement between Agilent Technologies, Inc. and Argos Acquisitions Pte. Ltd. dated August 14, 2005.

15.3.2	Tenant shall cooperate with Landlord in Landlord’s efforts to comply with Environmental Laws, including, without limitation, (i) allowing Landlord full access (with reasonable notice from Landlord) to the Premises, (ii) complying with all notice requirements set forth in Section 15.5 of this Lease, and (iii) assisting Landlord in conducting investigations on the Premises. Tenant shall cooperate with Landlord in Landlord’s efforts to obtain, maintain, transfer, modify, or renew any Permits.

15.4	Waste:

15.4.1	Tenant shall store any waste it generates which is not a Hazardous Substance either inside the Premises or outside the Premises in trash enclosures that are designated by Landlord for such storage.

15.4.2	Other than as provided for in the SLA, Tenant shall dispose of all waste that is or may be a Hazardous Substance at appropriate off-site locations. Other than as provided in the SLA, Tenant shall not dispose of anything that is or may be a Hazardous Substance in, on, over, above, under, or about the Premises or the Property. If Landlord reasonably suspects that any waste generated or permitted to be generated by Tenant at the Premises is a Hazardous Substance, or that an Environmental Condition exists on or about the Premises then, upon Landlord’s request, Tenant shall conduct reasonable sampling and analysis, and provide Landlord with a copy of the results of such activities.

15.5	Notifications:

15.5.1	Tenant shall keep Landlord informed of all environmental matters affecting Tenant’s occupancy, use, or activities at or about the Premises. This duty includes, without limitation, the following: (i) Tenant promptly shall give Landlord copies of any operating, emergency, contingency, closure or other plans, procedures, monitoring data, information, hazardous waste manifests, and documents which Tenant is required to prepare pursuant to any applicable Environmental Laws; (ii) Tenant shall promptly provide Landlord with a copy of any document that it submits to any government agency pertaining to environmental matters at the Premises or the Project; (iii) Tenant shall promptly provide Landlord with a copy of any letters, reports, notices, documents or information it receives concerning environmental matters at the Premises or the Project; and (iv) Tenant shall promptly provide Landlord with information reasonably requested by Landlord concerning environmental matters at the Premises or the Project.

15.5.2	Tenant shall give the Landlord written notice of: (i) any investigation, inspection, enforcement, remediation, or other regulatory action or order taken, issued or threatened in connection with its occupancy, use or activities on or about the Premises or the Project; (ii) any claims made or threatened by any third party against either of them, or any report, notice or complaint filed or threatened to be filed with any government agency, in connection with their occupancy, use or activities on or about the Premises or the Project; (iii) any Release of Hazardous Substances in, over, on, under, through, from, or about the Premises or the Project, or the discovery by either of them of any Environmental Condition; and (iv) all incidents or matters with respect to the Premises or the Project as to which they are required to give notice to any governmental or quasi-governmental entity pursuant to any Environmental Law.

15.6	Remediation:

15.6.1	Environmental Condition: Subject to Section 15.6.4 hereof, in the event an Environmental Condition exists or occurs on or about the Premises, Tenant (or Tenant’s contractor) shall promptly undertake and diligently complete, at Tenant’s sole cost, and in compliance with this Lease and Environmental Laws, all investigative, corrective, and remedial measures required under Environmental Laws. Such measures shall include, without limitation, removal and proper disposal of the Hazardous Substance and restoration of all land, improvements and other affected areas whether on or off the Premises or the Property.

15.6.2	Landlord’s Approval: Unless an emergency situation exists that requires immediate action (including, without limit, a deadline established by a government agency which would prevent Tenant’s compliance with this Section 15.6), Tenant shall obtain Landlord’s prior written approval, which shall not be unreasonably withheld, of all investigation, corrective, or remedial measures contemplated by Tenant. Tenant shall provide Landlord with at least three business days’ advance notice of any proposed sampling and, if Landlord requests, Tenant shall split samples with Landlord. Tenant also shall promptly provide Landlord with the results of any test, investigation or inquiry conducted by or on behalf of Tenant in connection with an Environmental Condition. Tenant shall provide Landlord with reasonable advance notice, and Landlord shall have the right (but not the obligation) to participate in all oral or written communications with government entities concerning Environmental Conditions on or about the Premises or the Project.

15.6.3	Landlord’s Right to Act: If Tenant fails to comply with this Section 15.6, and such failure continues for more than 24 hours after delivery of written notice from Landlord or a government agency of the actual or potential Environmental Condition (or fails to comply immediately after written or oral request from Tenant in the event such failure poses an imminent danger to safety of persons or damage to property), Landlord shall have the right (but not the obligation), in its sole discretion and without limiting any other remedy which may be available to Landlord under this Lease, at law or in equity, to respond to the Environmental Condition in any manner it may deem appropriate, pursuant to Section 15.8.

15.6.4	Preexisting Hazardous Substances: Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant shall not be liable for, and Landlord expressly releases Tenant and Tenant’s parents, subsidiaries, corporate affiliates, successors and assigns, contractors, subcontractors, agents and representatives and their representative officers, directors, shareholders and employees from any and all Environmental Damages to the extent arising, directly or indirectly, out of or in connection with any Preexisting Hazardous Substances, except to the extent that any Preexisting Hazardous Substances are exacerbated by the activities of Tenant or any of Tenant’s Agents. Preexisting Hazardous Substances shall not be deemed exacerbated by the activities of Tenant or any of Tenant’s Agents solely because Tenant or Tenant’s Agents are aware that Preexisting Hazardous Substances exist or are migrating passively in, over, on, under, through, from or about the Premises or Property. The provisions of this paragraph are in addition, and do not modify in any way, Agilent Technologies, Inc.’s obligations pursuant to any other agreement with Tenant, including without limitation the Asset Purchase Agreement between Agilent Technologies, Inc. and Argos Acquisitions Pte. Ltd. dated August 14, 2005. Landlord specifically waives the benefit and protection of law that restricts the release of any unknown claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

15.7	Condition on Expiration or Termination: Prior to the expiration or termination of the Lease in accordance with this subsection, Tenant shall remove and properly dispose of any Hazardous Substances that have come to be located on or about the Premises as a result of Tenant’s occupancy, use and activities on or about the Premises or the Project, and Tenant shall restore the Premises and other affected areas to the same or better condition, character and quality as before Tenant’s occupancy, ordinary wear and tear excepted.

15.8	Landlord’s Rights: If Tenant fails to comply with any provision of this Article 15 or elsewhere in this Lease, Landlord shall have the right (but not the obligation) to effect such compliance, in its sole discretion and without limiting any other remedy which may be available to Landlord under this Lease, at law or in equity. In such event, Landlord shall have sole discretion in connection with the manner and timing of such performance, and shall have no responsibility to minimize the cost or legal exposure of

Tenant or the inconvenience or other impacts to Tenant resulting therefrom, and the cost thereof shall be paid by Tenant to Landlord, within ten (10) days after delivery of Landlord’s invoice, for any amount incurred or expended by Landlord in connection with such performance (including fees and costs incurred for the services of attorneys, consultants, and experts), together with interest at the Agreed Interest Rate from the date of expenditure until such amount is paid in full to Landlord.

15.9	Tenant’s Release and Indemnification of Landlord:

15.9.1	Subject to Section 15.6.4 hereof, Tenant expressly releases Landlord and Landlord’s parents, subsidiaries, corporate affiliates, successors and assigns, contractors, subcontractors, agents, and representatives, and their representative officers, directors, shareholders, and employees from, and who shall not be liable for, any and all Environmental Damages to the extent arising directly or indirectly out of or in connection with any Environmental Conditions at the Premises or Property. Tenant specifically waives the benefit and protection of law that limits that restricts the release of any unknown claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

15.9.2	Tenant shall not suffer any lien to be recorded against the Premises or the Project as a consequence of the Release of any Hazardous Substances in, over, on, under, through, from, or about the Premises caused or permitted by Tenant or of the existence of any Environmental Condition caused by Tenant or Tenant’s Agent, including, without limitation, any state, federal, or local “superfund” lien related to the removal or remediation of any Hazardous Substances by or on behalf of Tenant on or about the Premises or the Property.

15.9.3	In addition to, and without limiting the scope of, any other indemnities provided by Tenant to Landlord under this Lease or any Laws, Tenant shall indemnify, protect, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord and Landlord’s parents, subsidiaries, corporate affiliates, successors and assigns, contractors, subcontractors, agents, representatives, and their respective officers, directors, shareholders, and employees against and from all Environmental Damages to the extent arising directly or indirectly out of or in connection with any of the following as it relates to the Premises or the Project: any Environmental Condition, or the breach of the SLA, or any requirement of Article 15 of this Lease by Tenant or Tenant’s Agents.

15.10	No Shift of Liability: Landlord’s exercise or failure to exercise the rights granted in this Article 15 shall not in any way shift responsibility for Hazardous Substances or compliance with Environmental Laws from Tenant to Landlord, nor impose any liability on Landlord.

15.11	Survival: The obligations of Tenant under this Article 15 shall survive expiration or earlier termination of this Lease, and any conveyance by Landlord of its interest in the Premises, and shall continue in full force and effect.

15.12	Underground Storage Tanks: Except with the prior written consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion, Tenant shall not: (1) install, use, operate or otherwise manage any underground storage tanks, whether for Hazardous Substances or for any other substance or material, on or about the Premises or on the Property , or (2) use, operate, modify or otherwise manage any existing underground storage tanks, whether for Hazardous Substances or for any other substance or material that may be located at the Premises or the Property; provided, however, that to the extent required by Environmental Law, the Tenant may, with the written consent of the Landlord, which shall not be unreasonably withheld, close any such underground storage tank. Landlord hereby consents as part of this Lease for Tenant to continue using any underground storage tanks in substantially the same manner as such tanks were being used immediately prior to the Commencement Date hereof and as consistent with the SLA.

15.13	Aboveground Storage Tanks: Except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, Tenant shall not (1) install, use, operate, close or otherwise manage any aboveground storage tanks on the Premises, whether for Hazardous Substances or for any other substance or material; or (2) use, operate, modify, close or otherwise manage any existing aboveground storage tanks, whether for Hazardous Substances or for any other substance or material, that may be located on or about the Premises or the Property. Landlord hereby consents as part of this Lease for Tenant to continue using any aboveground storage tanks in substantially the same manner as such tanks were being used immediately prior to the Commencement Date hereof and as consistent with the SLA, and to use such tanks as are currently being constructed and as consistent with the SLA.

15.14	Hazardous Substances Storage Permit: Other than permits to be obtained or provided by Contractor under the SLA, Tenant, at its sole cost, Tenant shall obtain and maintain any Permits required by Environmental Laws for Tenant’s Handling of Hazardous Substances in connection with its occupancy, use or activities at the Premises. Tenant shall cooperate with Landlord in complying with any Permits that Landlord may obtain for the Handling of Hazardous Substances in connection with Landlord’s occupancy, use, or activities at the Premises. Nothing in this paragraph shall compromise or limit Agilent Technologies, Inc.’s obligations pursuant to any other agreement with Tenant, including without limitation, the Asset Purchase Agreement between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd. dated August 15, 2005.

15.15	Intentionally Omitted

15.16	Emergency Response: At its sole cost and expense (other than to the extent such services are to be obtained or provided by Contractor under the SLA), Tenant shall comply with all applicable Environmental Laws pertaining to emergency preparedness and emergency responses in connection with its occupancy, use or activities at the Premises, including, without limitation, the preparation of contingency plans and emergency response plans applicable to the actual or potential Release of Hazardous Substances. Tenant shall comply with Environmental Laws pertaining to emergency preparedness and emergency responses in connection with their occupancy, use, and activities at the Premises.

16.	GENERAL PROVISIONS:

16.1	Landlord’s Right to Enter: Landlord and its Agents may enter the Premises at any reasonable time and upon prior notice (except in the case of (vii) below), for the purpose of (i) inspecting the same, including, without limitation, auditing the Premises for compliance with Environmental Laws and any other applicable Laws, (ii) posting notices of non-responsibility, (iii) showing the Premises to prospective purchasers, mortgagees or tenants, (iv) making necessary alterations, additions, or repairs, (v) performing Tenant’s obligation when Tenant has failed to do so after written notice from Landlord, (vi) placing upon the Premises ordinary “for lease” or “for sale” signs, and/or (vii) in case of an emergency. For each of the aforesaid purposes, Landlord may enter the Premises by means of a master key, and Landlord may use any and all means it may deem necessary and proper to open the doors of the Premises in an emergency. Any entry into the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. Tenant shall have the right to accompany Landlord during any such entry and Landlord shall use all reasonable efforts to schedule such entry to minimize disruption to Tenant, and to avoid interfering with Tenant’s use of the Premises during such entry.

16.2	Surrender of the Premises: Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, except Tenant shall remove any or all of (i) its personal property, (ii) Trade Fixtures, and (iii) Leasehold Improvements, and repair all damage to the Premises caused by such removal. If such removal and other surrender obligations are not completed before the expiration or termination of the Lease Term, Landlord shall have the right (but no obligation) to perform such obligations, and Tenant shall pay Landlord on demand for all costs (including removal and storage) incurred by Landlord in connection therewith, plus interest on all such costs incurred at the Agreed Interest Rate. Landlord shall also have the right to retain or dispose of all or any portion of Tenant’s personal property or Trade Fixtures if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all claims, demands and causes of action against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Premises and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

16.3	Holding Over: If Tenant holds over the Premises or any part thereof after expiration of the Lease Term, such holding over shall be considered to be at sufferance only, at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. This paragraph shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Lease Term except as specifically set forth above.

16.4	Subordination: The following provisions shall govern the relationship of this Lease to any underlying lease, mortgage or deed of trust which now or hereafter affects the Premises, and any renewal, modification, consolidation, replacement or extension thereof (collectively “Security Instruments”), which have bear or may hereafter be executed affecting the Premises or Project, provided, that with respect to any Security Instrument entered into after the date hereof, the party secured by such Security Instrument shall have executed and delivered to Tenant a subordination, non-disturbance and attornment agreement on such party’s standard form with such modifications thereto as are reasonably requested by Tenant.

16.4.1	This Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instruments.

16.4.2	At Landlord’s election, this Lease shall become subject and subordinate to any Security Instruments created after the Effective Date.

16.4.3	Tenant shall execute any document or instrument required by Landlord or any Lender to make this Lease either prior or subordinate to any of the Security Instruments, which may include such other matters as the Lender customarily requires in connection with such agreements, including provisions that the Lender not be liable for any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Premises in connection with the enforcement of its Security Instrument. Tenant’s failure to execute any such document or instrument within ten (10) days after written demand therefor shall constitute a default by Tenant.

16.5	Lender Protection and Attornment: In the event of any default on the part of the Landlord, Tenant will give notice by registered mail to any Lender whose name, if any, has been provided to Tenant and shall offer Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure. Tenant shall attorn to any purchaser of the Premises or Project at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises or Project, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

16.6	Estoppel Certificates and Financial Statements: At all times during the Lease Term, Tenant agrees, within ten (10) business days after any request by Landlord, promptly to execute and deliver to Landlord an estoppel certificate, (i) certifying that this Lease is unmodified and in full force and effect, or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or if there are uncured defaults, stating the nature of such uncured defaults, and (iv) certifying such other information about the Lease as may be reasonably required by Landlord. Tenant’s failure to deliver an estoppel certificate within ten (10) days after delivery of Landlord’s request therefore shall be a conclusive admission by Tenant that, as of the date of the request for such statement, (v) this Lease is unmodified except as may be represented by Landlord in said request and is in full force and effect, (vi) to Tenant’s knowledge, there are no uncured defaults in Landlord’s performance, and (vii) no rent has been paid more than thirty (30) days in advance. At any time during the Lease Term but solely in connection with any sale or financing of the Project, Tenant shall, upon ten (10) business days’ prior written notice from Landlord, provide Tenant’s or Tenant’s parent company’s most recent financial information that is publicly available of otherwise generally provided by Tenant to its creditors to any Lender or to any buyer of Landlord’s interest in the Premises.

16.7	Force Majeure: Any prevention, delay, or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either party to perform shall excuse the performance by either party, for a period equal to the period of any said prevention, delay, or stoppage, of any obligation hereunder, provided that Tenant shall not be so excused from any of its monetary obligations hereunder except as otherwise set forth herein.

16.8	Notices: Any notice required or desired to be given regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by mail or by nationally recognized overnight courier at the addresses for the parties set forth in the “Lease Summary” to this Lease (or such other addresses as may be specified by a party hereto giving notice of same to the other party in accordance with this Section). Personally served notices shall be deemed to have been given when received by the party, if served by mail, such notice shall be deemed to have been given (i) on the third business day after mailing to the party if such notice was deposited in the United States mail, certified and postage prepaid, addressed to the party to be served at the address set forth in the preceding sentence, and (ii) in all other cases when actually received.

16.9	Corporate Authority: (a) Each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with the bylaws of said corporation. This Lease is binding upon Tenant in accordance with its terms. Tenant is a duly authorized and existing corporation qualified to do business in the State in which the Property is located and that the corporation has full right and authority to enter into this Lease. (b) Each individual executing this Lease on behalf of Landlord is duly authorized to execute and deliver this

Lease on behalf of said corporation in accordance with the bylaws of said corporation. This Lease is binding upon Landlord in accordance with its terms. Landlord is a duly authorized and existing corporation qualified to do business in the State in which the Property is located and that the corporation has full right and authority to enter into this Lease.

16.10	Miscellaneous: Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect, to the extent permitted by law. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. Nothing in this Section or this Lease is intended to confer personal liability upon the officers or shareholders of Tenant. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. All measurements of gross leasable area shall be made from the outside faces of exterior walls and the centerline of joint partitions. Landlord makes no covenant or warranty as to the exact square footage of any area. Where Tenant is obligated not to perform any act, Tenant is also obligated to restrain any others within its control from performing said act, including agents, invitees, contractors, subcontractors and employees. Landlord shall not become or be deemed a partner nor a joint venturer with Tenant by reason of the provisions of this Lease.

16.11	Brokerage Commissions: Tenant warrants that is has not had any dealings with any real estate brokers, leasing agents, salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease.

16.12	Consents and Approvals: Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Notwithstanding anything to the contrary contained in this Lease, if it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to specific performance but not to monetary damages for such failure. The review and/or approval by Landlord of any item to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits hereto shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Premises under this Lease, and no third parties, including Tenant, its agents, employees, contractors, invitees or any person or entity claiming by, through or under Tenant, shall have any rights hereunder.

16.13	Termination by Exercise of Right: If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate thirty (30) days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination. This Section does not apply to a termination of this Lease by Landlord as a result of a default by Tenant.

16.14	Entire Agreement: This Lease, the Building 91 Lease and the SLA constitute the entire agreement between the parties with respect to the subject matter of this Lease, and there are no binding agreements or representations between the parties except as expressed herein, in the Building 91 Lease or in the SLA. Tenant acknowledges that neither Landlord nor Landlord’s agent(s) has made any representation or warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law or (ii) the suitability of the Premises for the conduct of Tenant’s business or the condition of any improvements located thereon. Tenant expressly waives all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, with respect to this Lease that are not contained in this Lease or in any addendum or amendment hereto or the SLA. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto. To the extent there is any inconsistency between the terms and provisions of this Lease and the terms and provisions of that certain Asset Purchase Agreement dated as of August 14, 2005 by and between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd , the terms and provisions of this Lease shall control, but only with respect to the use and operation of the Premises. To the extent there is any inconsistency between the terms and provisions of this Lease and the terms and provisions of the SLA, as between Landlord and Tenant, the terms and previsions of this Lease shall control.

16.15	Service Level Agreement: In the event that the SLA is terminated in accordance with its terms prior to the end of the Term hereof for any reason (including without limitation pursuant to Section 4 of the SLA or the repudiation or rejection of the SLA whether in bankruptcy or similar proceeding or otherwise), Landlord shall have the option to either (i) immediately and continuously provide (or arrange for the provision of) through the Term of this Lease all services provided to Tenant pursuant to the SLA, on the terms of the SLA as though Landlord were “Contractor” thereunder, and as though the SLA had not been terminated during the Term hereof, or (ii) terminate this Lease by giving at least ten (10) days prior written notice to Tenant.
[Signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date of this Lease.

LANDLORD:		TENANT:

AGILENT TECHNOLOGIES, INC.,		AVAGO TECHNOLOGIES U.S. INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Marie Oh Huber	By:	/s/ Kenneth Y. Hao

Printed Name: Marie Oh Huber		Printed Name: Kenneth Y. Hao
Title: Vice President, Assistant Secretary and Assistant General Counsel		Title: Vice President and Secretary

Date: December 1, 2005		Date: December 1, 2005